Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION ENTERS INTO AGREEMENT

TO ACQUIRE OPHIR OPTRONICS LTD.

Combination Will Create Global Photonics Industry Leader

Irvine, California – July 7, 2011 – Newport Corporation (NASDAQ: NEWP) today reported that it has signed a definitive agreement to acquire Ophir Optronics Ltd. (“Ophir”), a global leader in precision infrared optics, photonics instrumentation and three-dimensional (“3D”) non-contact measurement equipment. The consideration to be paid by Newport is $8.43 per share, or a total of approximately $230 million in cash. The transaction is expected to close in the fourth quarter of 2011, subject to receiving required regulatory approvals, the approval of Ophir’s shareholders and other customary closing conditions. Newport expects the transaction to be immediately accretive to its earnings following the closing.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, said, “We are very excited to have Ophir join the Newport team. This transaction will bring together two industry leaders in photonics technology and will create some very exciting growth opportunities for the combined company. The acquisition will greatly strengthen Newport’s position as a global leader in photonics instrumentation and provide a platform for us to enter high growth applications in thermal imaging and 3D non-contact measurement. Ophir has a history of impressive revenue growth. Their differentiated technologies, well-respected brands and strong customer relationships are an excellent fit with Newport’s strategic agenda. We expect the addition of Ophir to further strengthen our financial model and enable us to achieve even higher levels of profitability and cash generation.”

Ophir (www.ophiropt.com) is headquartered in Jerusalem, Israel, with manufacturing operations in Israel and the U.S. and sales offices in the U.S., Japan and Europe. Its shares are publicly traded on the Tel Aviv Stock Exchange under the trading symbol “OPIR”. For the twelve-month period ended March 31, 2011, Ophir had revenue of $111.8 million and operating income of $12.5 million. For its first quarter ended March 31, 2011, Ophir reported revenue of $30.2 million and operating income of $3.9 million. Over the five year period from 2006 to 2010, Ophir’s compound annual growth rate in revenue was approximately 19%. For fiscal year 2010, approximately 48% of its sales were to customers in the U.S., 34% to customers in Israel and Europe, and 18% to customers in Asia. The company has approximately 650 employees worldwide.

Dr. Yaacov Zerem, Chairman and Chief Executive Officer of Ophir Optronics, remarked, “We see this merger as an exceptional opportunity to realize value for our shareholders and create opportunities for our customers and employees. Newport’s products and technologies are very well regarded in the global photonics industry and their worldwide distribution network will allow us to expand our business beyond what we could have achieved as a standalone company. I look forward to joining the Newport team.”

The acquisition will be completed through a merger of Ophir with a newly formed subsidiary of Newport, with Ophir becoming a wholly owned subsidiary of Newport following the closing.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call on Friday morning, July 8, 2011, at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss the proposed acquisition. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-204-4394 within the U.S. and Canada or 913-312-1505 from abroad. The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 2:00 p.m. Eastern time on Friday, July 8, 2011, and will continue through 2:00 p.m. Eastern time on Friday, July 15, 2011. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada or 719-457-0820 from abroad. The replay passcode is 4582277.

ABOUT NEWPORT CORPORATION

Newport Corporation (www.newport.com) is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected timing of closing the transaction, the expectation that the acquisition will be immediately accretive to Newport’s earnings, the statements by Robert J. Phillippy regarding the expected impacts of the transaction on Newport and the expectation that the acquisition will strengthen Newport’s financial model and result in higher levels of profitability and cash generation, and other statements as to potential future events, consequences or results of the transaction. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing are inherently speculative and involve judgments and risks with respect to a number of matters that are difficult or impossible to predict accurately and many of which are beyond the control of Newport and Ophir. Certain of these judgments and the types of risks that may impact future results or circumstances are discussed in more detail in Newport’s Form 10-K for the year ended January 1, 2011 and in Ophir’s Annual Report filed with the Israeli Securities Authority for the year ended December 31, 2010. Although Newport believes that the assumptions underlying the forward-looking statements in this press release are reasonable, any of the assumptions could prove inaccurate, and future events and results may differ materially from current projections or expectations as described in this press release. Therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that results set forth in such forward-looking statements will be achieved. Newport also undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent expressly required by applicable law.

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